Quantum Technologies Reports First Quarter 2014 Financial Results

•	Overall revenues up 82% and loss from operations narrowed by 59% compared to the corresponding prior year quarter

LAKE FOREST, Calif., May 13, 2014 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its results for the first quarter of 2014. Conference call information is provided below.
First Quarter 2014 Highlights:

•	Total revenues, primarily from CNG products and engineering services, 82% higher year over year

•	59% improvement in operating loss from continuing operations compared to the corresponding prior year period

•	Shipments of new product offerings initiated, including:

◦	Innovative light-weight Back-of-Cab CNG fuel storage module storing up to 123 Diesel Gallon Equivalents (DGE)

◦	Next generation of rail mounted storage systems for medium and heavy duty applications

◦	Collar mount tanks incorporating light-weight Q-Lite® tank design

◦	Lighter weight tanks for several product offerings based on alternative materials

•	Continuation of significant levels of engineering design and development activities associated with a CNG fuel storage system for heavy duty truck aftermarket program

•	Strengthened balance sheet and liquidity with completion of public offering in February 2014 that resulted in net proceeds of $15.3 million

•	Expansion of tank manufacturing and assembly capacity on track

First Quarter 2014 Operating Results Overview
Total revenues from continuing operations amounted to $8.0 million, representing an increase of $3.6 million over the same period in 2013, an 82% improvement.
Product sales recognized in the first quarter totaled $4.8 million and primarily related to sales of CNG fuel storage tanks and systems. The Company’s backlog for products associated with CNG fuel storage tanks and systems increased to $14.9 million at March 31, 2014.
The Company reported an operating loss from continuing operations of $1.6 million in the first quarter of 2014 compared to an operating loss of $3.9 million in the first quarter of 2013, representing a $2.3 million, or 59%, improvement from the prior year.
“We were pleased to drive revenue growth and improve our operating performance during the quarter compared to the prior year, and at the same time strengthen our balance sheet. The quarter was also marked by several product introductions, including our innovative Back-of-Cab storage system that fully leverages our integration expertise and continues to provide the foundation for growth,” stated Brian Olson, President and CEO of Quantum. Mr. Olson continued, “our new OEM-level storage systems, which have generated initial orders and received a lot of interest within the industry since their roll out, demonstrate that we are well positioned to leverage our core strengths of integrating our advanced tank technologies with our innovative complete fuel storage module systems to deliver value to the market.”
Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
Product revenue for this segment amounted to $4.8 million in the first quarter of 2014, as compared to $3.5 million in the first quarter of 2013. Included in 2014 product revenue is $4.3 million related to shipments of CNG storage tanks and packaged systems and $0.5 million related to hydrogen components and systems. Product gross margin was 24% in the first quarter of 2014, as compared to 26% in the same period in the prior year.

Contract services revenue for this segment was $3.1 million in the first quarter of 2014, representing an increase of $2.2 million over the first quarter of 2013. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers.
The increase in contract services revenue is primarily due to higher levels of engineering services related to CNG fuel storage system integration and next generation storage technologies programs, partially offset by a decrease in engineering activities associated with hydrogen programs. CNG related engineering activities in the first quarter of 2014 primarily consisted of engineering services provided to ZHRO Solutions under agreements that initially began in the second quarter of 2013 related to our design, development and validation of a complete packaged CNG fuel storage and delivery system for use in the aftermarket for heavy and medium-duty diesel trucks that will be converted to run on a dedicated CNG injection/engine conversion system developed by ZHRO. The Company also continued to perform development and certification activities during the first quarter of 2014 for the General Motors Impala CNG bi-fuel program.
Costs of contract services represent costs associated with customer funded engineering development programs. Contract services gross margin was 40% in the first quarter of 2014, as compared to 36% in the same period in the prior year.
The operating results of this segment include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $1.5 million in the first quarter of 2014, as compared to $1.8 million in the first quarter of 2013. Internally funded research and development in 2014 primarily relates to efforts to advance CNG storage technologies by integrating and testing next generation materials, tank mounting fixtures and other innovations to enhance the Company’s existing product portfolio. Operating expenses of the current year period also benefited from the closure of an underutilized facility located in Irvine, California, that was effective as of January 31, 2014.
This segment reported operating income of $0.1 million for the first quarter in 2014, as compared to an operating loss of $1.9 million reported for the first quarter of 2013.
Corporate Segment
Corporate expenses were $1.7 million in the first quarter of 2014, as compared to $2.0 million for the same period in the prior year. The 15% decrease in corporate expenses in the first quarter of 2014 is mainly attributable to certain cost reduction initiatives implemented over the past twelve months.
Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The Renewable Energy segment reported a net loss after taxes of $0.1 million in the first quarter of 2014, as compared to net loss after taxes of $1.7 million in the first quarter of 2013.
The net loss reported for discontinued operations includes the recognition of $0.9 million of revenue from energy sales in the first quarters of both 2014 and 2013, and includes operating expenses in the first quarter of 2014 of $0.6 million, as compared to operating expenses of $2.2 million in the same period in 2013. The decrease in net loss from discontinued operations during the first quarter of 2014 as compared to the prior year period was primarily due to a $1.3 million decrease in the amount of impairment charges taken in the current year quarter compared to the prior year quarter. Impairment charges of $0.4 million were recognized in the first quarter of 2014 as compared to $1.7 million recognized in the same period in 2013, of which $1.0 million was related to goodwill associated with the Zephyr Wind Farm and $0.7 million was related to intangible assets associated with Schneider Power's development project pipeline. Interest expense on long-term project financing obligations was $0.3 million in the first quarter of 2014, as compared to $0.4 million in the first quarter of 2013.
Non-Reporting Segment Results
Interest Expense. Interest expense of continuing operations, net of interest income, amounted to $0.8 million in the first quarter of 2014, as compared to $1.4 million in the first quarter of 2013. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities.

Included in the first quarters of 2014 and 2013 are non-cash interest costs of $0.6 million and $0.9 million, respectively. Non-cash interest expense in the first quarter of 2014 primarily related to the imputed interest costs associated with convertible notes issued in September 2013.
Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. The charges recognized during the first quarter of 2014 of $0.7 million were primarily due to the increase in our closing share price that increased the fair value of the derivative instrument liabilities during the period ($7.80 share price at December 31, 2013 and increasing to $9.68 at March 31, 2014).
Consolidated Net Loss
The consolidated net loss for the first quarter of 2014 was $3.2 million, compared to a net loss of $6.9 million in the first quarter of 2013. The $3.7 million decrease in net loss was primarily attributed to the $2.2 million improvement in operating loss of continuing operations and the $1.7 million improvement in losses of discontinued operations.
Balance Sheet and Liquidity
The Company had cash and cash equivalents of $16.4 million on hand for its continuing operations as of March 31, 2014, which takes into account $15.3 million of net cash proceeds from the closing of a public offering on February 20, 2014 and $4.8 million in cash proceeds from warrant exercises during the first quarter. The Company used a portion of these proceeds in February 2014 to fully pay down the outstanding balance under a revolving line of credit that it has with a financial institution, which had a balance of $3.8 million as of December 31, 2013.

Financial Tables
The Company’s consolidated financial information for the three month periods ended March 31, 2014 and 2013 is as follows:

Quantum Fuel Systems Technologies Worldwide, Inc.	Three Months Ended
Condensed Consolidated Financial Information	March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Statements of Operations:
Revenues:
Net product sales	$4,818,430	$3,505,095
Contract services	3,136,443	902,162
Total revenues	7,954,873	4,407,257
Costs of revenues:
Cost of product sales	3,657,804	2,603,876
Cost of contract services	1,874,938	579,098
Total costs of revenues	5,532,742	3,182,974
Gross margin	2,422,131	1,224,283
Operating expenses:
Research and development	1,500,221	1,775,402
Selling, general and administrative	2,555,455	3,328,607
Total operating expenses	4,055,676	5,104,009
Operating income (loss)	(1,633,545)	(3,879,726)

Other income (expense):
Interest expense, net	(776,121)	(1,395,433)
Fair value adjustments of derivative instruments, net	(739,920)	87,000
Other, net	—	(5,998)
Loss from continuing operations before income taxes	(3,149,586)	(5,194,157)
Income tax expense	(1,600)	(1,600)
Loss from continuing operations	(3,151,186)	(5,195,757)
Loss from discontinued operations, net of taxes	(51,047)	(1,708,163)
Net loss attributable to stockholders	$(3,202,233)	$(6,903,920)

Per share data - basic and diluted:
Loss from continuing operations	$(0.16)	$(0.43)
Loss from discontinued operations	—	(0.14)
Net loss attributable to stockholders	$(0.16)	$(0.57)

Weighted average shares outstanding -
Basic and Diluted	20,144,062	12,089,151

Cash Flow Information (1):
Net cash used in operating activities	$(3,577,077)	$(2,119,514)
Net cash used in investing activities	(2,521,589)	(1,245,326)
Net cash provided by financing activities	16,030,853	2,894,453
(1) The cash flow information includes Schneider Power for the periods presented.

	March 31,	December 31,
	2014	2013
Balance Sheet Information:	(Unaudited)
Continuing Operations:
Cash and cash equivalents	$16,417,373	$6,254,359
Working capital	$18,921,145	$3,499,175
Total assets	$50,254,907	$39,645,800

Derivative instruments classified as current	$2,767,000	$2,415,000

Debt obligations, current and non-current:
Principal and accrued interest	$12,885,302	$17,412,016
Debt discounts	(5,224,373)	(5,671,145)
Total	$7,660,929	$11,740,871

Discontinued Operations:
Cash and cash equivalents	$515,376	$777,622
Total assets	$24,816,804	$26,358,472
Total liabilities	$21,783,731	$23,415,110

Total stockholders' equity	$34,790,532	$16,979,592

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	—	—
Common stock; $0.02 par value	22,964,708	18,875,253
Total	22,964,708	18,875,253

Financial Results Call Scheduled:
Tuesday, May 13, 2014 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287 or 706-679-1155; Conference ID # 94586699. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406 using Conference ID # 94586699. The playback will be available until 11:45 p.m. Pacific Time on May 28, 2014.
The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward-looking statements include statements regarding our expectation for continued growth in the demand for our CNG products and services, our planned expansion of manufacturing capacity, our belief that new engineering contracts and new product offerings will contribute to the future growth of product sales, and our intention to sell Schneider Power’s remaining assets. Various risks and other factors, such as the continued relationship with our key customers and suppliers, the cost of natural gas, the accuracy of the assumptions used in our business plan, our customer’s decision on whether to produce the products currently in development, whether we can satisfy the conditions required in order for us to become the production supplier under programs currently in development and whether we can find a buyer for the Schneider Power assets on terms acceptable to us, if at all, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Additional information will be set forth in the Risk Factors section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 to be filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2014 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600